Exhibit 99.1
FOR IMMEDIATE RELEASE
FedEx Corp. Reports Fourth Quarter and Full Year Earnings
Financial Results Include Previously Disclosed Charges of $1.2 Billion
MEMPHIS, Tenn., June 17, 2009 ... FedEx Corp. (NYSE: FDX) today reported a loss of $2.82 per diluted share for the fourth quarter ended May 31, including $3.46 per diluted share of previously disclosed charges. Excluding these charges, fourth quarter earnings were $0.64 per diluted share. These charges approximate $1.2 billion ($1.1 billion noncash), resulting primarily from the impairment of goodwill related to the acquisitions of Kinko’s, Inc. (now known as FedEx Office) and Watkins Motor Lines (now known as FedEx National LTL). These impairment charges reflect a decline in the current fair value of these companies in light of economic conditions and their recent and forecasted performance. The quarter also included costs from actions to align the company’s networks to better match demand by removing equipment and facilities from service and reducing personnel.
Last year’s fourth quarter loss was $0.78 per diluted share and included a charge of $2.22 per diluted share associated with the decision to minimize the use of the Kinko’s trade name and a reduction in the value of the goodwill resulting from the Kinko’s acquisition. Excluding this charge, fourth quarter earnings were $1.45 per diluted share a year ago.
“FedEx operations performed well even with strong economic headwinds, thanks to decisive management actions to control costs and committed team members who delivered outstanding service to our customers,” said Frederick W. Smith, FedEx Corp. chairman, president and chief executive officer. “There are signs that the worst of the recession is behind us and we remain optimistic that we will see quarter-over-quarter economic improvement later this calendar year.”
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Fourth Quarter Results
FedEx Corp. reported the following consolidated results for the fourth quarter:
•	Revenue of $7.85 billion, down 20% from $9.87 billion the previous year

•	Operating loss of $849 million, compared to an operating loss of $163 million last year

•	Net loss of $876 million, down from last year’s net loss of $241 million

•	Loss per share of $2.82, down from a loss of $0.78 per share a year ago

•	Excluding the impact of impairment and other charges from both years, earnings per share were $0.64, down from $1.45 a year ago (see table)
In addition to the impairment and other charges, operating performance continues to be restrained by the global recession, which is resulting in lower shipment volumes at FedEx Express and FedEx Freight and a very competitive pricing environment. Revenue was also negatively impacted by reduced fuel surcharges and lower shipment weight. Revenue declines were partially offset by stringent cost control efforts and share gains in the parcel market.
Full Year Results
FedEx Corp. reported the following consolidated results for the full year:
•	Revenue of $35.5 billion, down 6% from $38.0 billion the previous year

•	Operating income of $747 million, down 64% from $2.08 billion last year

•	Net income of $98 million, down 91% from last year’s $1.13 billion

•	Earnings per share of $0.31, down 91% from $3.60 per share a year ago

•	Excluding the impact of fourth quarter impairment and other charges from both years, earnings per share were $3.76, compared to $5.83 a year ago (see table)
Capital spending for fiscal 2009 was $2.5 billion.
Outlook
FedEx projects earnings to be $0.30 to $0.45 per diluted share in the first quarter, compared to $1.23 per diluted share a year ago. This outlook assumes current fuel prices and a stable economic environment.
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“The operating environment for our first two quarters in fiscal 2010 is expected to be extremely difficult,” said Alan B. Graf, Jr., FedEx Corp. executive vice president and chief financial officer. “Manufacturing activity is expected to be substantially negative year over year through the summer and last year’s first quarter results benefited from stronger economic activity, making earnings comparisons difficult. Also, the recent run-up in fuel prices will have a significant negative impact on our first quarter’s results. At this time we do not have enough visibility into the economic recovery and jet fuel prices to provide a meaningful annual earnings forecast. However, we believe that FedEx will be poised for growth in our fiscal second half, as our many cost-saving initiatives gain traction and the economy begins to improve.”
Total pension costs for fiscal 2010 are expected to increase approximately $125 million year over year. The capital spending forecast for fiscal 2010 is $2.6 billion, which includes significant investments in more fuel-efficient aircraft.
FedEx Express Segment
For the fourth quarter, the FedEx Express segment reported:
•	Revenue of $4.80 billion, down 25% from last year’s $6.37 billion

•	Operating loss of $136 million, down from operating income of $426 million a year ago

•	Operating margin of (2.8%), down from 6.7% the previous year
Operating income and margin were negatively impacted by charges of $260 million associated with aircraft-related charges and severance programs. These costs are the result of permanently removing ten Airbus A310-200 and four Boeing MD10-10 owned aircraft and certain excess aircraft engines from service, terminating certain aircraft-related leases and contracts and reducing management and staff positions.
U.S. domestic package revenue declined 21%, driven by a 19% drop in revenue per package due to lower fuel surcharges, weight per package and rate per pound. U.S. domestic package volume was down 2%. FedEx International Priority® (IP) package revenue declined 27%. IP revenue per package declined 17% primarily due to lower fuel surcharges, unfavorable exchange rates and lower package weights, partially offset by a higher rate per pound. IP package volume fell 12%, with declines in all international regions.
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The impact of declining revenue and rising fuel prices was partially offset by significant volume-related reductions in flight hours, labor hours, fuel consumption and purchased transportation, and a continued focus on aggressive expense reductions throughout the company.
FedEx Ground Segment
For the fourth quarter, the FedEx Ground segment reported:
•	Revenue of $1.70 billion, down 1% from last year’s $1.72 billion

•	Operating income of $203 million, unchanged from a year ago

•	Operating margin of 11.9%, up from 11.8% the previous year
FedEx Ground average daily package volume was essentially flat year over year. Yield decreased 1% primarily due to lower fuel surcharges. FedEx SmartPost revenue increased 21%, as average daily volume grew 66% largely due to market share gains, including gains from DHL’s exit from the U.S. domestic package market.
FedEx Freight Segment
For the fourth quarter, the FedEx Freight segment reported:
•	Revenue of $948 million, down 28% from last year’s $1.31 billion

•	Operating loss of $106 million, down from operating income of $99 million a year ago

•	Operating margin of (11.2%), down from 7.6% the previous year
The operating loss reflects a $90 million impairment charge related to the goodwill associated with the September 2006 acquisition of the U.S. and Canadian less-than-truckload freight operations of Watkins Motor Lines (now known as FedEx National LTL). The quarter also includes $10 million of charges primarily related to severance associated with personnel reductions.
Less-than-truckload (LTL) average daily shipments decreased 17% year over year, as a result of the current economic recession, which resulted in the weakest LTL environment in decades. LTL yield declined 11% due to lower fuel surcharges and the continuing effects of a competitive pricing environment resulting from excess capacity in the LTL industry. The revenue decline was partially offset by lower variable incentive compensation and continued stringent cost-containment initiatives.
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FedEx Services Segment
FedEx Services fourth quarter segment revenue, which includes the operations of FedEx Office and FedEx Global Supply Chain Services, was down 13% year over year primarily due to declines in copy product revenues.
Fourth quarter results for FedEx Services include an $810 million goodwill impairment charge related to the acquisition of Kinko’s (now known as FedEx Office). This charge was not allocated to the transportation segments, as the charge was unrelated to the core performance of those businesses.
Corporate Overview
FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $35 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 280,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.
Additional information and operating data are contained in the company’s annual report, Form 10-K, Form 10-Qs and fourth quarter fiscal 2009 Statistical Book. These materials, as well as a Webcast of the earnings release conference call to be held at 8:30 a.m. EDT on June 17 are available on the company’s Web site at www.fedex.com/us/investorrelations. A replay of the conference call Webcast will be posted on our Web site following the call.
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Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate, legal challenges or changes related to FedEx Ground’s owner-operators, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage acquired businesses, changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.
Media Contact: Jess Bunn 901-818-7463
Investor Contact: Mickey Foster 901-818-7468
Home Page: fedex.com
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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
The company believes that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. Excluding the impact of the fourth quarter impairment and other charges from fiscal 2009 fourth quarter and full year results and Kinko’s-related charges from fiscal 2008 fourth quarter and full year results will allow more accurate comparisons of our operating performance during these quarters and years. The tables below present a reconciliation of our presented non-GAAP measures to the most directly comparable GAAP measures.

	Full Year EPS		Fourth Qtr. EPS
	2009	2008	2009	2008

Non-GAAP Measure	$3.76	$5.83	$0.64	$1.45

2008 Kinko’s Charges[1]	—	(2.23)	—	(2.22)

2009 Fourth Quarter Charges[1,3]	(3.45)	—	(3.46)	—

GAAP Measure	$0.31	$3.60	$(2.82)	$(0.78)[2]

1	Impact differs for fourth quarter and full year due to weighted-average number of shares outstanding.

2	The GAAP earnings per share measure does not equal the sum of the items presented due to differences in the weighted-average number of shares outstanding.

3	$1.2 billion, or $1.1 billion net of tax, including noncash impairment charges associated with goodwill and aircraft-related asset impairments and other charges primarily associated with aircraft-related lease and contract termination costs, and employee severance.

FEDEX CORP. FINANCIAL HIGHLIGHTS
Fourth Quarter Fiscal 2009
(In millions, except earnings per share and FTEs)
(Unaudited)

	Three Months Ended			Year Ended
	May 31			May 31
	2009	2008	%	2009	2008	%
Revenue:
FedEx Express segment	$4,797	$6,366	(25%)	$22,364	$24,421	(8%)
FedEx Ground segment	1,704	1,715	(1%)	7,047	6,751	4%
FedEx Freight segment	948	1,310	(28%)	4,415	4,934	(11%)
FedEx Services segment	478	552	(13%)	1,977	2,138	(8%)
Other & eliminations	(75)	(77)	NM	(306)	(291)	NM

Total Revenue	7,852	9,866	(20%)	35,497	37,953	(6%)

Operating Expenses:
Salaries and employee benefits	3,265	3,616	(10%)	13,767	14,202	(3%)
Purchased transportation[1]	1,015	1,225	(17%)	4,534	4,634	(2%)
Rentals and landing fees	591	622	(5%)	2,429	2,441	(0%)
Depreciation and amortization	496	499	(1%)	1,975	1,946	1%
Fuel[1]	541	1,325	(59%)	3,811	4,409	(14%)
Maintenance and repairs	391	526	(26%)	1,898	2,068	(8%)
Impairment and other charges	1,204	882	37%	1,204	882	37%
Other	1,198	1,334	(10%)	5,132	5,296	(3%)

Total Operating Expenses	8,701	10,029	(13%)	34,750	35,878	(3%)

Operating (Loss) Income:
FedEx Express segment	(136)	426	NM	794	1,901	(58%)
FedEx Ground segment	203	203	—	807	736	10%
FedEx Freight segment	(106)	99	NM	(44)	329	NM
FedEx Services segment	(810)	(891)	NM	(810)	(891)	NM

Total Operating (Loss) Income	(849)	(163)	421%	747	2,075	(64%)

Other Income (Expense):
Interest, net	(21)	(4)	NM	(59)	(54)	9%
Other, net	(4)	—	NM	(11)	(5)	NM

Total Other Income (Expense)	(25)	(4)	NM	(70)	(59)	19%

Pretax (Loss) Income	(874)	(167)	NM	677	2,016	(66%)

Provision for Income Taxes	2	74	(97%)	579	891	(35%)

Net (Loss) Income	$(876)	$(241)	NM	$98	$1,125	(91%)

Diluted Earnings Per Share	$(2.82)	$(0.78)	NM	$0.31	$3.60	(91%)

Weighted Average Common and Common Equivalent Shares	311	310	0%	312	312	—

Capital Expenditures	$472	$782	(40%)	$2,459	$2,947	(17%)

Average Full-Time Equivalents (in thousands)	239	254	(6%)	248	254	(2%)

1 -	FedEx Ground reclassified certain fuel supplement costs related to its independent contractors from fuel expense to purchased transportation expense to conform to the current period presentation.

FEDEX CORP. CONDENSED CONSOLIDATED BALANCE SHEETS
Fourth Quarter Fiscal 2009
(In millions)
(Unaudited)

	Year Ended
	May 31
	2009	2008
ASSETS

Current Assets:
Cash and cash equivalents	$2,292	$1,539
Other current assets	4,824	5,705

Total Current Assets	7,116	7,244

Net Property and Equipment	13,417	13,478

Other Long-Term Assets	3,711	4,911

	$24,244	$25,633

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Current Liabilities:
Current portion of long-term debt	$653	$502
Other current liabilities	3,871	4,866

Total Current Liabilities	4,524	5,368

Long-Term Debt, Less Current Portion	1,930	1,506

Other Long-Term Liabilities	4,164	4,233

Total Common Stockholders’ Investment[1]	13,626	14,526

	$24,244	$25,633

[1]	Includes Other Comprehensive Income charge of $1.2 billion, net of taxes, related to the funded status of our retirement plans at May 31, 2009.

FEDEX CORP. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Fourth Quarter Fiscal 2009
(In millions)
(Unaudited)

	Year Ended
	May 31
	2009	2008

Operating Activities:
Net income	$98	$1,125
Noncash charges:
Depreciation and amortization	1,975	1,946
Impairment and other charges	1,103	882
Other, net	579	359
Changes in operating assets and liabilities, net	(1,002)	(847)

Net cash provided by operating activities	2,753	3,465

Investing Activities:
Capital expenditures	(2,459)	(2,947)
Proceeds from asset dispositions and other	76	50

Net cash used in investing activities	(2,383)	(2,897)

Financing Activities:
Proceeds from debt issuances	1,000	—
Principal payments on debt	(501)	(639)
Dividends paid	(137)	(124)
Other, net	38	146

Net cash provided by (used in) financing activities	400	(617)

Effect of exchange rate changes on cash	(17)	19

Net increase (decrease) in cash and cash equivalents	753	(30)

Cash and cash equivalents at beginning of period	1,539	1,569

Cash and cash equivalents at end of period	$2,292	$1,539

FEDEX EXPRESS SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
Fourth Quarter Fiscal 2009
(Dollars in millions)
(Unaudited)

	Three Months Ended				Year Ended
	May 31				May 31
	2009	2008	%		2009	2008	%
FINANCIAL HIGHLIGHTS

Revenue	$4,797	$6,366	(25%)		$22,364	$24,421	(8%)

Operating Expenses:
Salaries and employee benefits	1,965	2,178	(10%)		8,217	8,451	(3%)
Purchased transportation	241	327	(26%)		1,112	1,208	(8%)
Rentals and landing fees	393	424	(7%)		1,613	1,673	(4%)
Depreciation and amortization	240	240	—		961	944	2%
Fuel	458	1,133	(60%)		3,281	3,785	(13%)
Maintenance and repairs	258	388	(34%)		1,351	1,512	(11%)
Impairment and other charges	260	—	NM		260	—	NM
Intercompany charges	508	528	(4%)		2,103	2,134	(1%)
Other	610	722	(16%)		2,672	2,813	(5%)

Total Operating Expenses	4,933	5,940	(17%)		21,570	22,520	(4%)

Operating (Loss) Income	$(136)	$426	NM		$794	$1,901	(58%)

Operating Margin	(2.8%)	6.7%	(9.5	pts)	3.6%	7.8%	(4.2	pts)

OPERATING STATISTICS

Operating Weekdays	64	64	—		254	255	(0%)

AVG DAILY VOLUME / POUNDS
Average Daily Package Volume (000s):

U.S. Overnight Box	1,144	1,140	0%		1,127	1,151	(2%)
U.S. Overnight Envelope	644	672	(4%)		627	677	(7%)
U.S. Deferred	829	851	(3%)		849	895	(5%)

Total U.S. Domestic Package	2,617	2,663	(2%)		2,603	2,723	(4%)
International Priority	456	520	(12%)		475	517	(8%)
International Domestic	289	298	(3%)		298	296	NM

Total Average Daily Packages	3,362	3,481	(3%)		3,376	3,536	(5%)

Average Daily Freight Pounds (000s):

U.S.	6,859	7,873	(13%)		7,287	8,648	(16%)
International Priority	1,715	2,347	(27%)		1,959	2,220	(12%)
International Airfreight	1,178	1,950	(40%)		1,475	1,817	(19%)

Total Avg Daily Freight Pounds	9,752	12,170	(20%)		10,721	12,685	(15%)

YIELD
Revenue Per Package:

U.S. Overnight Box	$18.22	$23.22	(22%)		$21.21	$22.40	(5%)
U.S. Overnight Envelope	10.15	12.20	(17%)		11.65	11.66	(0%)
U.S. Deferred	11.39	13.86	(18%)		12.94	13.12	(1%)

Total U.S. Domestic Package	14.07	17.45	(19%)		16.21	16.68	(3%)
International Priority	51.29	61.51	(17%)		57.81	58.11	(1%)
International Domestic	6.52	8.92	(27%)		7.50	8.80	(15%)

Composite Package Yield	$18.47	$23.30	(21%)		$21.30	$22.08	(4%)

Revenue Per Freight Pound:

U.S.	$1.02	$1.17	(13%)		$1.17	$1.09	7%
International Priority	2.01	2.20	(9%)		2.22	2.20	1%
International Airfreight	0.78	0.96	(19%)		0.99	0.88	13%

Composite Freight Yield	$1.17	$1.33	(12%)		$1.34	$1.25	7%

Average Full-Time Equivalents (000s)	125	131	(5%)		128	131	(2%)

FEDEX GROUND SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
Fourth Quarter Fiscal 2009
(Dollars in millions)
(Unaudited)

	Three Months Ended				Year Ended
	May 31				May 31
	2009	2008	%		2009	2008	%
FINANCIAL HIGHLIGHTS

Revenue	$1,704	$1,715	(1%)		$7,047	$6,751	4%

Operating Expenses:
Salaries and employee benefits	278	269	3%		1,102	1,073	3%
Purchased transportation[1]	677	742	(9%)		2,918	2,878	1%
Rentals	55	47	17%		222	189	17%
Depreciation and amortization	91	78	17%		337	305	10%
Fuel[1]	1	3	(67%)		9	14	(36%)
Maintenance and repairs	38	37	3%		147	145	1%
Intercompany charges	172	162	6%		710	658	8%
Other	189	174	9%		795	753	6%

Total Operating Expenses	1,501	1,512	(1%)		6,240	6,015	4%

Operating Income	$203	$203	—		$807	$736	10%

Operating Margin	11.9%	11.8%	0.1	pts	11.5%	10.9%	0.6	pts

OPERATING STATISTICS

Operating Weekdays	64	64	—		254	255	(0%)

Average Daily Package Volume (000s)
FedEx Ground	3,297	3,305	(0%)		3,404	3,365	1%
FedEx SmartPost	934	563	66%		827	618	34%

Yield (Revenue Per Package)
FedEx Ground	$7.63	$7.74	(1%)		$7.70	$7.48	3%
FedEx SmartPost	$1.54	$2.11	(27%)		$1.81	$2.09	(13%)

1 -	FedEx Ground reclassified certain fuel supplement costs related to its independent contractors from fuel expense to purchased transportation expense to conform to the current period presentation.

FEDEX FREIGHT SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
Fourth Quarter Fiscal 2009
(Dollars in millions)
(Unaudited)

	Three Months Ended				Year Ended
	May 31				May 31
	2009	2008	%		2009	2008	%
FINANCIAL HIGHLIGHTS

Revenue	$948	$1,310	(28%)		$4,415	$4,934	(11%)

Operating Expenses:
Salaries and employee benefits	512	597	(14%)		2,247	2,381	(6%)
Purchased transportation	105	166	(37%)		540	582	(7%)
Rentals and landing fees	37	32	16%		139	119	17%
Depreciation and amortization	58	56	4%		224	227	(1%)
Fuel	81	189	(57%)		520	608	(14%)
Maintenance and repairs	36	44	(18%)		153	175	(13%)
Impairment and other charges	100	—	NM		100	—	NM
Intercompany charges	29	20	45%		109	81	35%
Other	96	107	(10%)		427	432	(1%)

Total Operating Expenses	1,054	1,211	(13%)		4,459	4,605	(3%)

Operating (Loss) Income	$(106)	$99	NM		$(44)	$329	NM

Operating Margin	(11.2%)	7.6%	(18.8	pts)	(1.0%)	6.7%	(7.7	pts)

OPERATING STATISTICS

LTL Operating Weekdays	64	64	—		252	253	(0%)

LTL Shipments Per Day (000s)	68.4	82.0	(17%)		74.4	79.7	(7%)
Weight Per LTL Shipment (lbs)	1,119	1,142	(2%)		1,126	1,136	(1%)
LTL Revenue/CWT	$17.78	$19.98	(11%)		$19.07	$19.65	(3%)